EXHIBIT 11

                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                 Six Months Ended
                                                                      June 30,
                                                                 1999         1998
                                                              --------     --------
EARNINGS PER SHARE
  Net earnings available for common shares and common stock
  equivalent shares deemed to have a dilutive effect          $360,604     $458,988
                                                              ========     ========
  Basic earnings per share                                       $0.43        $0.39
                                                                 =====        =====
  Diluted earnings per share                                     $0.40        $0.36
                                                                 =====        =====
  Shares used in basic earnings per share computation
  Weighted average common shares outstanding                   879,536    1,167,498
                                                               =======    =========
  Shares used in diluted earnings per share computation
  Weighted average common shares outstanding                   947,578    1,260,520

  Additional potentially dilutive effect of stock option        68,042       93,022
                                                                ------       ------
                                                               879,536    1,167,498
                                                               =======    =========

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